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                                                                    EXHIBIT 10.3

                          TOURJETS AIRLINE CORPORATION
                        CONSULTING & EMPLOYMENT AGREEMENT

         THIS CONSULTING AND EMPLOYMENT AGREEMENT is between Tourjets Airline Corporation a Florida corporation ("Tourjets" or the "Company"), its successors and assigns and Serge Feller "Feller").

         WHEREAS, Feller has agreed to serve as Tourjets Chairman, Chief Executive Officer and President as of June 01, 2000.

         NOW, THEREFORE, Tourjets and Feller, in consideration of the foregoing and other mutual covenants and promises contained herein, the sufficiency of which are hereby acknowledged, hereby agree as follows:

         1. ACCEPTANCE OF EMPLOYMENT.

         Subject to the terms and conditions set forth below, Tourjets agrees to employ Feller and Feller accepts such employment.

         2. TERM.

         The period of employment shall be from June 01, 2000, through December 31, 2006, unless further extended or sooner terminated as hereinafter set forth. In the absence of notice, this Agreement shall be renewed on the same terms and conditions for five years from the date of expiration. If Feller wishes to renew this Agreement on different terms, Feller shall give written notice to the Company 180 days before the expiration of this agreement. If the Company does not wish to renew this Agreement at its expiration, or wishes to renew on different terms, the Company by the majority of its directors shall give written notice to Feller no later than 180 days before expiration of the current contract.

         3. POSITION AND DUTIES.

         Feller shall continue to serve as Chairman, Chief Executive Officer and President for the duration of this contract. Feller' responsibilities may not be modified in a way that would be inconsistent with the status of Chief Executive Officer without the consent of Feller. Following a Change of Control (as hereinafter defined), Feller' responsibilities may not be changed without mutual agreement. Feller agrees to render his services to the best of his abilities and will comply with all policies, rules and regulations of the company and will advance and promote to the best of his ability the business and welfare of the Company. Feller shall devote his working time, attention, knowledge and skills to the business and interests of Tourjets. Feller agrees to accept assignments on behalf of Tourjets or affiliated companies commensurate with his responsibilities hereunder.

         4. COMPENSATION AND RELATED MATTERS.

         (a) FIRST YEAR: Feller shall receive a consulting fee of $180,000 per annum (paid monthly) until such time as Tourjets will receive FAA Part 121 Operating Authority. Tourjets may defer and aggregate the amount owed to Feller at no interest expense until such time as Tourjets has receives its initial funding. Tourjets may cancel the consulting portion of this agreement prior to receiving FAA Part 121 Operating Authority by giving Feller a ten (10) day written notice. After Tourjets receives FAA Part 121 Operating Authority Feller shall receive a one-time payment of $371,250 within 10 days. Subsequently, Feller will become a full time employee of Tourjets and receive a minimum salary of $225,000 per annum payable in accordance with the payroll procedures for Tourjets salaried employees in effect during the term of this Agreement.
(b) SECOND, THIRD, FOURTH and FIFTH YEAR BASE SALARY. Feller shall receive a minimum salary of no less than the previous year base salary plus a minimum increase of 10% over the prior year. Further, the company's compensation committee shall recommend and approve an additional increase of the base salary based on its review each year at least 30 days before the anniversary date of his employment.

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         (c) ELIGIBILITY FOR BONUS. Feller shall be eligible to receive an annual bonus pursuant to Tourjets management incentive compensation plan and successor plans, as the Board of Directors may adopt form time to time.

         (d) STOCK OPTIONS. Feller will be eligible to participate and purchase Tourjets Common Stock, pursuant to a Stock Option Plan (the "Plan") if and when available. In the event of a Change in Control as defined below, all Options shall be immediately exercisable.

         (e) BUSINESS EXPENSES. Feller shall be entitled to reimbursement of reasonable business related expenses from time to time consistent with Tourjets policies, including, without limitation, submitting in a timely manner appropriate documentation of such expenses.
         (f) FRINGE BENEFITS. Feller shall be entitled to participate in all employee benefit plans made available from time to time to all executives of Tourjets in accordance with the terms of such plans. In the event this Agreement is terminated by either party for any reason other than death or for cause, Feller may participate in Tourjets health and other benefit programs for a period of two years from the date of Feller' termination, or until Feller obtains comparable coverage, whichever is earlier.
         (g) PERSONNEL POLICIES, CONDITIONS AND BENEFITS. Except as otherwise provided herein, Feller' employment shall be subject to the personnel policies and benefits plans which apply generally to Tourjets employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by Tourjets in its sole discretion. While this Agreement is in effect, Feller shall accrue paid vacation at the rate of one month per year.
         (h) INDEMNIFICATION; Tourjets shall provide (or cause to be provided) to Feller indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlements in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Tourjets) by reason of his being or having been an officer, director or employee of Tourjets or any affiliated entity, advance expenses (including attorneys' fees) incurred by Feller in defending any such civil, criminal, administrative or investigative action, suit or proceeding and maintain directors' and officers' liability insurance coverage (including coverage for securities-related claims) upon substantially the same terms and conditions as set forth in the Indemnification Agreement between Feller and Tourjets Airline Corporation (the "Indemnity Agreement").

         5. TERMINATION OF EMPLOYMENT.

         a) DEATH. Feller' employment hereunder shall terminate upon his death, in which event Tourjets shall pay all outstanding obligation and have no further obligation to Feller or his estate with respect to compensation, other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation, if any, for periods prior to the date of termination pursuant to the terms of the respective employee benefits and incentive compensation plans then in effect.
         b) BY TOURJETS FOR DISABILITY. If Feller is unable, or fails, to perform services pursuant to this agreement through illness or physical or mental disability and such failure or disability shall exist for twelve (12) consecutive months, then Tourjets may terminate this Agreement upon written notice to Feller, in which event Tourjets shall pay all outstanding obligation as listed in under Section 4.(a) & (b) and have no obligation to Feller with respect to compensation. If Feller becomes entitled to Social Security benefits payable on account of disability, he will be deemed conclusively to be disabled for purposes of this Agreement.
         c) BY TOURJETS FOR CAUSE. (i) Except under the circumstances set forth in 5(c)(ii) below, the unanimous vote of the Board of Directors may terminate this Agreement for Cause. "Cause" shall be defined as (A) sustained performance deficiencies which are communicated to Feller in written performance appraisals and/or other written communications (including, but not limited to memos and/or letters) by the Board of Directors, (B) gross misconduct, including significant acts or omissions constituting dishonesty, intentional wrongdoing and malfeasance, directly relating to the business of Tourjets, (C) commission of a felony or any crime involving fraud or dishonesty, or (D) a material breach of this Agreement. (ii) In the event of a Change of Control, as defined below, Feller may only be terminated for Cause pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board finding that, in the good faith opinion of the Board, Feller was guilty of conduct set forth in 5(c)(i)(A), or (B), provided, however, that Feller may not be terminated for Cause hereunder unless: (1) Feller receives prior written notice of Tourjets intention to terminate this Agreement for Cause and the specific reasons therefore; and (2) Feller has an opportunity to be heard by Tourjets Board and be given, if the acts are correctable, a reasonable opportunity to correct the act or acts (or non-action) giving rise to


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such written notice. If the Board, by resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, finds that Feller fails to make such correction after reasonable opportunity to do so, this Agreement may be terminated for Cause in which event Tourjets shall pay all outstanding obligation as listed in 4. and have no obligation to Feller with respect to compensation under Section 4(a)&(b) of this Agreement.
         d) BY TOURJETS FOR OTHER THAN CAUSE. In the event the Board terminates this Agreement for reasons other than Cause or Disability as defined in sub-paragraph (b), (c) above, Tourjets will pay to Feller within ten (10) days of notice of termination (or, in the case of incentive bonus compensation, if any, within ten (10) days of determination of amounts payable under the applicable bonus plan) the greater of one years base salary, or the undiscounted remainder under this contract, in each case including deferred salary and/or bonus compensation, if any, payable under this Agreement. In addition, all granted but unvested Options shall become immediately registered and exercisable. In the event that any payment to Feller under this paragraph is subject to any federal or state excise tax and withholding tax, Tourjets shall pay to Feller an additional amount equal to the excise tax and withholding tax imposed including additional federal and state income and excise taxes as a result of the payments under this paragraph, and such payment will be made when the excise tax and income taxes are due; provided, however, that Feller agrees to assist Tourjets by using his best efforts to structure matters so that any payment to Feller under this paragraph is not subject to any federal or state excise tax. Whether an excise tax is payable, and the amount of the excise tax and additional income taxes payable, shall be determined by Feller's accountant and Tourjets shall hold Feller harmless from any and all taxes, penalties, and interest that may become due as a result of the failure to properly determine that an excise tax is payable or the correct amount of the excise tax and additional income taxes, together with all legal and accounting fees reasonably incurred by Feller in connection with any dispute with any taxing authority with respect to such determinations and/or payments.
         e) BY FELLER FOR GOOD REASON. Feller may terminate his employment hereunder (for purposes of this Agreement "Good Reason") after giving at least
30 days notice in the event that, without Feller' consent, (i) Tourjets relocates its general and administrative offices or Feller' place of employment to an area other than the Miami/Ft. Lauderdale Standard Metropolitan Statistical Area, (ii) he is assigned any duties inconsistent with Section 3 hereof, (iii) Tourjets reduces his annual base salary as in effect on the date hereof or as the same may be increased from time to time, except as provided in Section 4(a),(b) above; (iv) Tourjets fails, without Feller' consent, to pay Feller any portion of his current compensation, or to pay him any portion of an installment of deferred compensation under any deferred compensation program of Tourjets, within seven (7) days of the date such compensation is due; (v) Tourjets fails to continue in effect any compensation plan in which Feller participates which is material to Feller' total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or to continue Feller' participation therein (or in such substitute or alternative Plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Feller' participation relative to other participants; (vi) Tourjets fails to continue to provide Feller with benefits substantially similar to those enjoyed by Feller under any of Tourjets pension, life insurance, medical, health and accident, or disability plans in which Feller was participating, Tourjets takes any action which would directly or indirectly materially reduce any of such benefits or deprive Feller of any material fringe benefit enjoyed by Feller; (vii) Tourjets terminates, or proposes to terminate, Feller' employment hereunder contrary to the requirements of Section 5(c) hereof (for purposes of this Agreement, no such termination or purported termination shall be effective); or (viii) the Board approves the liquidation or dissolution of Tourjets prior to the end of this Agreement. In the event that Feller decides to terminate this Agreement and his employment with Tourjets or any successor in interest in accordance with the provisions of this Section 5(e), Tourjets shall have the same obligations as set forth in Section 5(d) hereof. Any other payments due or actions required under this paragraph shall be made as lump sums or taken within 10 days of termination of the Agreement.
         f) BY FELLER FOR OTHER THAN GOOD REASON. Notwithstanding the above, Feller may upon giving reasonable notice, not to be less than 30 days, terminate this Agreement without further obligation on the part of Feller or Tourjets.
         g) CHANGES OF CONTROL. For purposes of this Agreement, a "Change of Control" includes the occurrence of any one or more of the following events: (i) any Person, other than the Company, is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of Tourjets representing more than 50% of the combined voting power of Tourjets then outstanding securities; or (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Tourjets and any new director (other than a director designated by a Person who has entered into an agreement with Tourjets to effect a transaction described in clause (i), (iii) or (iv) or this Section 5 (g)) whose election by the Board of


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Tourjets or nomination for election by the stockholders of Tourjets was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the shareholders of Tourjets approve a merger or consolidation of Tourjets with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Tourjets outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Tourjets or any of its affiliates, at least 50% of the combined voting power of the voting securities of Tourjets or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Tourjets (or similar transaction) in which no Person acquires more than 50% of the combined voting power of Tourjets then outstanding securities; or (iv) the shareholders of Tourjets approve a plan of complete liquidation of Tourjets or an agreement for the sale or disposition by Tourjets of all or substantially all of Tourjets assets.
         h) "PERSON" DEFINED. For purposes of this Section, "Person" shall have the meaning given in Section (3)(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) Tourjets Airline Corporation or any of their subsidiaries or affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Tourjets or any of their subsidiaries.
         i) NOTICE OF TERMINATION. Termination of this Agreement by Tourjets or termination of this Agreement by Feller shall be communicated by written notice to the other party hereto; specifically indicating the termination provision relied upon.
         j) COMPANY PROPERTY. At the termination of Feller' employment, whether voluntary or involuntary, Feller shall be able to retain all company property, including without limitation all electronic and paper files and documents and all copies thereof.

         6. CONFIDENTIALITY.
         (a) Feller recognizes and acknowledges that he will acquire during his employment with Tourjets information that is confidential to Tourjets and that represents valuable, special and unique assets of Tourjets ("Confidential Information"). Such Confidential Information (whether or not reduced to tangible form) includes, but is not limited to: trade secrets; financing documents and information; financial data; new product information; copyrights; information relating to schedules and locations; cost and pricing information; performance features; business techniques; business methods; business and marketing plans or strategies; business dealings and arrangements; business objectives; customer information; sales information; acquisition, merger or business development plans or strategies; research and development projects; legal documents and information; personnel information; and any and all other information concerning Tourjets business and business practices that is not generally known or made available to the public or to Tourjets competitors or is not readily ascertainable by other means, which, if misused or disclosed, could adversely affect the business of Tourjets. Feller agrees that he will not, during employment with Tourjets and for a period of six months following termination of employment to disclose any Confidential Information to another corporation.

         7. BENEFICIARY.

         The Beneficiary of any payment due and payable at the time of Feller' death, or otherwise due upon his death, shall be such person or persons as Feller shall designate in writing to Tourjets. If no such beneficiary shall survive Feller, any such payments shall be made to his estate.

         8. INTELLECTUAL PROPERTY.

         (a) Any improvements, new techniques, processes, inventions, works, discoveries, products or copyrightable or patentable materials made or conceived by Feller, either solely or jointly with other person(s), (1) during Feller' period of employment by Tourjets, during working hours; (2) during the period after termination of his employment during which he is retained by Tourjets as a consultant; or (3) with use of Tourjets intellectual property or Confidential Information, shall not be the sole and exclusive property of Tourjets without royalty or other consideration to Feller.
         (b) Feller agrees to inform Tourjets promptly and in full of such intellectual property by a full written report setting forth in detail the procedures used and the results achieved.


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         9. NO WAIVER.

         The failure of either party at any time to enforce any provisions of this Agreement or to exercise any remedy, option, right, power or privilege provided for herein, or to require the performance by the other party of any of the provisions hereof, shall in no way be deemed a waiver of such provision at the same or at any prior or subsequent time.

         10. GOVERNING LAW.

         All questions concerning the construction, validity, application and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice of law or conflict of law provision or rule (whether of Florida or any other jurisdiction) that would cause the application of the law of any jurisdiction other than Florida.

         11. ARBITRATION.

         Except as described in Section 6, above any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, under the commercial arbitration rules of the American Arbitration Association. The prevailing party in any such arbitration, or any court action to enforce or vacate an arbitration award, shall be entitled to its costs and reasonable attorneys fees from the other party.

         12. VALIDITY.

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. SUCCESSORS.

         This Agreement shall inure to the benefit of and be binding upon Tourjets, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of Tourjets assets or business, or within which Tourjets may be consolidated or merged, or any surviving corporation in a merger involving Tourjets.

         14. WAIVER OF MODIFICATION OF AGREEMENT.

          No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both parties.

         15. COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

         TOURJETS AIRLINE CORPORATION
                                                     /s/ Serge Feller
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         6/5/00                                     6/5/00